Exhibit 99.1

El Pollo Loco, Inc. Announces Results for the Fourth Quarter and

Year Ended December 29, 2004; Restatement of Prior Years Results for

Lease Accounting Issues

IRVINE, CA. —(BUSINESS WIRE)—March 28, 2005--El Pollo Loco, Inc. today reported results for its fourth quarter and fiscal year ended December 29, 2004 and also announced the restatement of prior years results due to certain lease accounting issues. Prior years results presented herein give effect to the restatement.

El Pollo Loco reported operating revenues for the 52-week fiscal year ended December 29, 2004 of $219.0 million, which is an increase of $12.6 million, or 6.1%, over operating revenues for the 53-week fiscal year ended December 31, 2003 of $206.4 million. Operating revenues include both sales at Company-owned stores and franchise revenues. In 2003, El Pollo Loco’s fiscal year had an extra week as the Company’s fiscal year is normally based on a 52-week schedule, which requires the inclusion of a catch-up week every 6 to 7 years. This extra week added approximately $2.9 million in revenues to fiscal 2003.

Same store sales for the system increased 6.0% in fiscal 2004, with company-owned restaurant same store sales increasing 5.2% and franchise restaurant same store sales increasing 6.7%. In fiscal 2004, average annual unit volumes for company-owned stores open the entire year were approximately $1.5 million compared to $1.4 million in fiscal 2003.

Operating income for fiscal 2004 was $19.4 million, which decreased $1.0 million, or 4.7% over fiscal 2003 operating income of $20.4 million. Operating income in fiscal 2004 decreased from fiscal 2003 due to approximately $1.0 million in incremental public company and other expenses as a result of the bond transactions completed in December 2003 and March 2004. Operating income in fiscal 2004 also decreased $0.8 million from fiscal 2003 due to lower gains on sale of assets and due to FAS144 impairment expense.

Interest expense for fiscal 2004 was $14.1 million, which increased $6.0 million from $8.1 million in fiscal 2003 due to the bond transaction completed in December 2003.

Primarily as a result of the increased interest expense, net income for fiscal 2004 decreased $3.6 million to $3.8 million from fiscal 2003 net income of $7.4 million.

EBITDA for fiscal 2004 and 2003 was relatively constant at $33.3 million and $33.4 million, respectively. EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA, and its uses and limitations are discussed further under “Non-GAAP Financial Measures,” below.

The Company also announced that it would restate certain of its prior financial statements for correction of errors in its accounting practices for leases and leasehold improvements. We began a review of our lease accounting and leasehold depreciation policies, following announcements beginning in December 2004 that several restaurant and retail companies were revising their accounting practices for leases. Upon completion of our review, we have corrected our lease accounting in 2004, and we have restated certain historical financial information for prior periods to correct errors in our lease accounting and leasehold depreciation policies. The restatement adjustments are non-cash and had no impact on revenues or net operating cash flows.

The primary correction to our lease accounting policies was to recognize rent expense during construction of our restaurants even when the lease had not yet commenced. Although industry practice had been to not recognize rent expense during this pre-opening “rent holiday”

period, the SEC issued a letter in February 2005 that clarified that this was not in compliance with generally accepted accounting principles. Other corrections to our lease accounting policies include adjusting lease terms to include option renewals where failure to exercise such options would result in an economic penalty, and recognizing the straight-line effect over the lease term of escalating rents during the option periods. In addition, the restatement includes an adjustment to depreciation expense to correct the depreciable lives being used for certain leasehold costs and improvements where the contractual term of the lease, including lease option periods where a reasonable assurance exists that the option would be exercised, was shorter than the historical depreciation period previously used to record depreciation expense.

The cumulative balance sheet effect of these restatements was an increase in accumulated depreciation of $0.6 million and deferred rent liability of $1.0 million and a decrease in deferred tax liability of $0.7 million and stockholder’s equity of $0.9 million as of December 31, 2003.

Operating revenues for the fourth quarter of fiscal 2004 (the 13-week period ended December 29, 2004) totaled $53.0 million, which is a decrease of $3.4 million, or 6.0%, over operating revenues of $56.4 million for the fourth quarter of 2003 (the 14-week period ended December 31, 2003). Approximately $2.9 million of the revenue decrease in the fourth quarter of fiscal 2004 was due to the extra week in the fourth quarter of 2003.

Same store sales for the system decreased 0.8% in the fourth quarter of fiscal 2004, with company-owned restaurant same store sales decreasing 1.0% and franchise restaurant same store sales decreasing 0.5%. The fourth quarter fiscal 2004 same store sales faced a challenging hurdle as same store sales increased 11.4% in the fourth quarter of 2003.

Net income for the fourth quarter of fiscal 2004 totaled $0.8 million, which decreased $0.4 million from net income of $1.2 million for the fourth quarter of fiscal 2003. This decrease is primarily due to higher interest expense in the fourth quarter of 2004 due to the bond transaction completed in December 2003.

EBITDA for the fourth quarter of fiscal 2004 totaled $8.5 million, which is a decrease of $0.6 million over EBITDA of $9.1 million for the fourth quarter of 2003.

Commenting on the fiscal 2004 results, Stephen E. Carley, president and CEO of El Pollo Loco, Inc. said, “We were very pleased to deliver positive same store sales growth for fiscal 2004. We did face a tough year from commodity cost standpoint, with higher prices on key commodities such as chicken, rice and beans. We did implement menu price increases that offset some but not all of the commodity cost increases. Although EBITDA was impacted by public company expenses, bond issuance related expenses, and certain legal costs, our underlying business performed well as we continued to grow the system in store counts, continued to build momentum in our franchise development, and continued to improve our operational performance as measured by our customer’s “last visit excellent” ratings.

Stephen E. Carley continued, “Regarding fiscal 2005, from a same store sales standpoint, we believe it will be the reverse of 2004 in that the first quarter will show the lowest results as we hurdle high prior year numbers and feel the impact of the near record rainfall in Southern California. We expect our same store sales results to improve as we move through fiscal 2005. Regarding commodity costs, we recently entered into new chicken contracts that are two to three years in length. We believe these contracts are important in assuring supply of chicken in our restaurants. Due to market conditions, these new contracts will result in higher chicken costs starting in March 2005. Our franchise development efforts are continuing to accelerate. We signed development agreements in 2004 totaling 18 restaurants that are scheduled to be built in future years. In 2005, our two seasoned franchise sales directors led by our Vice President of Development will continue to identify qualified new franchise candidates.”

El Pollo Loco’s store count changes for fiscal 2004 are as follows:

	Company	Franchised Stores	Total
December 31, 2003	136	178	314
Opened	4	9	13
Closed	(3)	(2)	(4)
Sold to Franchisees	(2)	2	—
Purchased by Company	2	(2)	—

December 29, 2004	137	185	322

The four restaurants opened by the Company in fiscal 2004 have been averaging weekly sales of approximately $33,600 and annual unit volumes (on an annualized basis) of $1.7 million from their openings through December 29, 2004. The three restaurants closed by the Company were closed due to normal lease expirations.

In March of 2004, EPL Intermediate, Inc., the parent company of El Pollo Loco, offered and sold $70.0 million in aggregate principal amount at maturity of 12½% Senior Discount Notes due 2010 (the “Intermediate Notes”). The Intermediate Notes are unsecured. EPL Intermediate, Inc. realized gross proceeds of $39.0 million from the sale of the Intermediate Notes. After offering expenses of approximately $2.0 million, the net proceeds of approximately $37.0 million were used to make a cash distribution to EPL Holdings, Inc., the parent company of EPL Intermediate, Inc., which applied the proceeds to pay a cash dividend to its stockholders. The Company incurred as expense and paid approximately $1.3 million in the second quarter of fiscal 2004 relating to the revaluation of options previously issued to company management and one member of its board of directors to purchase shares of common stock of EPL Holdings, Inc. related to this transaction.

El Pollo Loco currently operates 322 restaurants, located principally in California, with additional restaurants in Arizona, Nevada and Texas. Headquartered in Irvine, California, El Pollo Loco, Inc. is a privately held company owned by affiliates of New York-based equity investment firm American Securities Capital Partners, L.P. and company management. The chain offers a wide variety of contemporary Mexican-influenced entrees (Pollo Bowls®, Pollo Salads, specialty chicken burritos and more) in addition to individual and family meal quantities of its famous citrus-marinated, flame-grilled chicken. The chicken is served with steaming tortillas, freshly prepared salsas and a wide assortment of side dishes. For more information about El Pollo Loco, visit the Company’s website at www.elpolloloco.com

Non–GAAP Financial Measures

EBITDA and the related ratios presented in this news release are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating EBITDA. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

dollars in thousands

	Fiscal Years Ended			14-Week Period Ended 12/31/03	13-Week Period Ended 12/29/04
	2002	2003	2004
Net Income	$7,286	$7,370	$3,750	$1,181	$807
Adjustments:
Income Taxes	4,798	4,932	1,597	818	537
Interest expense, net	8,099	8,100	14,089	3,530	3,406
Depreciation and amortization	13,169	13,039	13,894	3,533	3,795

EBITDA	$33,352	$33,441	$33,330	$9,062	$8,545

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, ay statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management’s current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, food-borne-illness incidents; increases in the cost of chicken; our dependence upon frequent deliveries of food and other supplies; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; our ability to expand into new markets; our reliance in part on our franchises; and our ability to support our expanding franchise system; the possibility of unforeseen events affecting the industry in general and other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Statements about El Pollo Loco, Inc.’s past performance are not necessarily indicative of its future results. El Pollo Loco, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL, Intermediate, Inc.)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in thousands)

	Years Ended
	December 25, 2002	December 31, 2003	December 29, 2004
	(as restated)	(as restated)
OPERATING REVENUE:
Restaurant revenue	$182,549	$193,220	$204,820
Franchise revenue	12,683	13,226	14,216

Total operating revenue	195,232	206,446	219,036

OPERATING EXPENSES:
Product cost	55,116	58,430	64,595
Payroll and benefits	51,983	53,608	55,200
Depreciation and amortization	13,169	13,039	13,894
Other operating expenses	54,781	60,967	65,911

Total operating expenses	175,049	186,044	199,600

OPERATING INCOME	20,183	20,402	19,436

INTEREST EXPENSE—Net of interest income of $39, $75, and $107 for the years ended December 25, 2002, December 31, 2003 and December 29, 2004 respectively	8,099	8,100	14,089

INCOME BEFORE PROVISION FOR INCOME TAXES	12,084	12,302	5,347

PROVISION FOR INCOME TAXES	4,798	4,932	1,597

NET INCOME	7,286	7,370	3,750

OTHER COMPREHENSIVE LOSS:
Unrealized net gain on valuation of interest rate swap, net of income taxes of $ 442	663	—	—
Settlement of interest rate swap agreement, net of income taxes of $ 289	—	433	—

COMPREHENSIVE INCOME	$7,949	$7,803	$3,750

Our operating results for 2002, 2003 and 2004 are expressed as a percentage of restaurant revenue below:

	Fiscal Years
	2002	2003	2004
Income Statement Data:
Restaurant revenue	100.0%	100.0%	100.0%
Product cost	30.2	30.2	31.5
Payroll and benefits	28.5	27.7	27.0
Depreciation and amortization	7.2	6.7	6.8
Other operating expenses	30.0	31.6	32.2
Operating income	11.1	10.6	9.5
Interest expense	4.4	4.2	6.9
Income before income taxes	6.6	6.4	2.6
Net income	4.0	3.8	1.8
Supplementary Income Statement Data
Restaurant other operating expense	20.2	20.0	19.8
Franchise expense	1.9	1.8	1.7
General and administrative expense	7.9	9.8	10.7
Total other operating expenses	30.0	31.6	32.2

Contact:	Joseph Stein
Chief Financial Officer
El Pollo Loco, Inc.
949.399.2000

Contact:	Joseph Stein
Chief Financial Officer
El Pollo Loco, Inc.
949.399.2000